CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-143801 and 333-161725 on Form S-8 of our report dated November 29, 2021, relating to the financial statements and supplemental schedule of The Procter & Gamble Savings Plan appearing in this Annual Report on Form 11-K for the year ended June 30, 2021.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
November 29, 2021